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                                                                                                                    Exhibit  12.1
                                                                                                                        12/3/2003
                                                        ALABAMA POWER COMPANY
                                        Computation of ratio of earnings to fixed charges for the
                                                five years ended December 31, 2002
                                                and the year to date September 30, 2003

                                                                                                                          Nine
                                                                                                                         Months
                                                                                                                         Ended
                                                                                  Year ended December 31,             September 30,
                                                 ---------------------------------------------------------------------------------
                                                      1998        1999            2000            2001         2002          2003
                                                     -----        ----            ----            ----         ----          ----
                                                 ------------------------Thousands of Dollars------------------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
  Earnings Before Income Taxes                  $  612,521   $ 659,745      $  698,802     $  652,468   $   770,194  $  678,953
  Interest expense, net of amounts capitalized     261,505     219,150         237,872        247,788       226,732     164,719
  Distrib on shares subj to mandatory redemption    22,354      24,662          25,549         24,775        24,599      11,317
  AFUDC - Debt funds                                 4,664      11,010          20,197          9,569         6,854       5,076
                                                ----------   ---------      ----------     ----------   -----------  ----------
         Earnings as defined                    $  901,044   $ 914,567      $  982,420     $  934,600   $ 1,028,379  $  860,065
                                                ===========  =========      ==========     ==========   ===========  ==========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term  debt                 $   194,559  $  193,968      $  222,530     $  220,627   $   208,148  $  139,876
   Interest on affiliated loans                                                                                 845         261
   Interest on interim  obligations                 11,012       9,865          10,759         14,638         1,160         388
   Amort of debt disc, premium  and expense, net    42,506      11,171          11,668         11,740        12,857      11,622
  Other interest  charges                           18,091      15,157          13,112         10,354        10,577      17,648
  Distrib on shares subj to mandatory redemption    22,354      24,662          25,549         24,775        24,599       11,317
        Fixed charges as defined                $  288,522  $  254,823      $  283,618     $  282,134   $   258,186  $  181,112
                                                ==========  ==========      ==========     ==========   ===========  ==========



RATIO OF EARNINGS TO FIXED CHARGES                    3.12        3.59            3.46           3.31          3.98        4.75
                                                      ====        ====            ====           ====          ====        ====


Note:  The above figures have been adjusted to give effect to ALABAMA Power Company's 50% ownership of Southern
       Electric Generating Company.

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